Exhibit 99.1

July 24, 2009 4:00 p.m. Pacific Time

Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Announces Second Quarter 2009 Financial Results
     -      Real Estate Construction Exposure Declines
     -      Funding Costs Lowered
     -      Significant Liquidity Retained

LONGVIEW, Wash., July 24, 2009/PRNewswire/ --

	Flash Results
	Cowlitz Bancorporation (NASDAQ: CWLZ)
	(Numbers in Thousands, Except Per Share Data)

	Three Months Ending			Six Months Ending
	June 30,	June 30,	March 31,	June 30,	June 30,
	2009	2008	2009	2009	2008
Net Interest Income	$3,836	$5,735	$4,189	$8,025	$11,137
Net Loss	($2,953)	($8,091)	($1,902)	($4,855)	($7,189)
Diluted EPS	($0.58)	($1.60)	($0.37)	($0.95)	($1.42)
Total Period End Loans			$418,199	$399,211	$428,187
Total Period End Deposits			$529,337	$530,481	$465,372

Cowlitz Bancorporation (NASDAQ: CWLZ) reported a net loss for the quarter ended June 30, 2009 of $2,953,000, or ($0.58) per diluted share, compared with a net loss of $8,091,000, or ($1.60) per diluted share, during the same period of 2008. Financial results for 2009 continue to be affected by higher than normal levels of nonperforming assets, loan charge-offs and the higher level of FDIC deposit insurance assessments. The Bank’s total risk based capital ratio at June 30, 2009 was 10.11%, exceeding the quantitative regulatory threshold of 10% required to be “well-capitalized.”

 “The second quarter 2009 results were disappointing, but not unexpected in light of the weak economic conditions in the Pacific Northwest and the continued pressure on real estate values. We are moving forward on our strategic goal of building long-term shareholder value as we work through these difficult times,” stated Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary Cowlitz Bank. “Management’s attention continues to be focused on acquiring capital, maintaining liquidity and enhancing our risk management processes.”

Net loans totaled $399.2 million at June 30, 2009, compared with $428.2 million at June 30, 2008, a decrease of approximately 7 percent. On a linked-quarter basis, loans decreased $19.0 million, or approximately 5 percent, from March 31, 2009. The reduction in loans reflects the Bank’s goals of reducing construction loans and decreasing assets to reduce its capital requirements. Average loans in the second quarter of 2009 were $414.5 million compared with average loans of $431.2 million in the first quarter of 2009.

Average earning assets in the second quarter of 2009 were $551.5 million, compared with $485.4 million in the second quarter of 2008 and $541.4 million in the previous quarter. The Bank’s cash and cash equivalents averaged $89.8 million in the second quarter and $75.7 million year-to-date 2009, compared with $24.8 million in the second quarter of 2008. The Company is currently maintaining a higher level of low-rate interest-bearing investments to provide a prudent level of liquidity for these economic times. Total average deposits increased to $537.8 million in the second quarter of 2009 compared with $457.4 million in the second quarter of 2008 and $522.7 million in the previous quarter.

“Cowlitz Bank continues to have significant liquidity with approximately $113 million of available borrowing capacity with the FHLB, access to the Federal Reserve’s primary credit program and capital ratios in excess of regulatory levels required to be “well-capitalized”. The Bank had $95.7 million of cash and short-term investments at the end of the second quarter of 2009,” Mr. Fitzpatrick added. The table below illustrates the capital ratios for Cowlitz Bancorporation consolidated and Cowlitz Bank.

					To Be Well-Capitalized
					Under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2009
Total risk-based capital:
Consolidated	$ 45,634	10.26%	$ 35,599	>8.00%	N/A	N/A
Bank	$ 44,918	10.11%	$ 35,555	>8.00%	$ 44,444	>10.00%
Tier 1 risk-based capital:
Consolidated	$ 40,044	9.00%	$ 17,799	>4.00%	N/A	N/A
Bank	$ 39,324	8.85%	$ 17,777	>4.00%	$ 26,666	>6.00%
Tier 1 (leverage) capital:
Consolidated	$ 40,044	6.80%	$ 23,571	>4.00%	N/A	N/A
Bank	$ 39,324	6.68%	$ 23,546	>4.00%	$ 29,433	>5.00%

Net interest margin as a percentage was 2.89 percent for the second quarter of 2009, compared with 4.87 percent in the second quarter of 2008 and 3.25 percent in the first quarter of 2009. Net interest income was $3.8 million in the second quarter of 2009, compared with $5.7 million in the same quarter last year and $4.2 million in the first quarter of 2009. The Company’s net interest income for the first two quarters of 2009 relative to the first half of 2008 was affected by several factors, including significant interest rate reductions by the Federal Reserve in the second half of 2008, interest reversals, a shift in the mix of interest-earning assets towards lower yielding cash-equivalent investments, a higher level of nonperforming assets and a lower level of noninterest-bearing demand and low-cost money market deposit accounts.

The Company’s yield on average earning assets in the second quarter of 2009 was 5.57 percent, compared with 7.52 percent in the second quarter of 2008 and 5.92 percent in the first quarter of 2009. The Company estimates that interest reversals reduced the second and first quarter 2009 net interest margins by 42 basis points and 58 basis points, respectively. Interest reversals in the second quarter of 2008 reduced the net interest margin 5 basis points. The 2009 net interest margins were also affected by a higher level of lower yielding cash equivalent investments as part of the Company’s liquidity management strategy. The average rate on interest-bearing liabilities fell to 2.94 percent in the second quarter of 2009 from 3.05 percent in the first quarter of 2009 and 3.36 percent in the second quarter a year ago. Average funding costs have improved as deposits issued in 2009 were issued in a lower interest rate environment than the first half of 2008.

The provision for credit losses was $3.7 million in the second quarter of 2009, compared with $13.0 million in the second quarter of 2008 and $3.5 million in the first quarter of 2009. The allowance for loan losses was 2.08 percent of loans at June 30, 2009 compared with 3.17 percent at December 31, 2008 and 3.28% a year ago. This ratio decreased in the first half of 2009 compared with the year-end 2008 amount as net charge-offs in the first half of 2009 exceeded the provision for loan losses by approximately $5.4 million.

“We have been very proactive in reducing the Company’s exposure to real estate construction loans. These loans are down 35% from a year ago and 14% from year end 2008,” stated Ernie Ballou, Vice President and Chief Credit Administrator. “Our continued aggressive stance in dealing with problem loans resulted in $13.1 million in charge-offs for the first six months of 2009. We remain cautious in our outlook for the year, however, we cannot predict the further effects of the current recession or how long it may last.”

Net loan charge-offs were $3.9 million in the second quarter of 2009, down from $5.2 million in the second quarter of 2008 and $8.8 million in the first quarter of 2009. Gross charge-offs in the second quarter of 2009 consisted primarily of $1.9 million in real estate construction and related loans and $1.5 million in commercial and industrial loans. The level of charge-offs in 2009 to-date primarily reflected the rapidly declining appraisal value of real estate collateral. The Company’s term single-family residential real estate mortgage portfolio has not experienced any charge-offs in the last three years and only a nominal amount of past due loans. The Company has incurred only minor amounts of charge-offs in its credit card portfolio.

The Company reviews the loans in its portfolio regularly for impaired loans, as defined by SFAS No. 114. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all interest and principal due. Impaired loans totaled $54.0 million at June 30, 2009. No specific reserves were required for these loans, as management has charged these loans down to expected net realizable value. The ratio of the Bank’s book balance to total appraised collateral values of impaired loans was 65 percent. The table below shows the ratios of the allowance to loans for the periods indicated.

		June 30, 2009
	Reserve	Balance	%
SFAS 114 impaired loans:
With reserves	$-	$-	- %
Without reserves	-	54,024	-
All other loans	8,291	345,187	2.40
	$8,291	$399,211	2.08%

Nonaccrual loans at June 30, 2009 totaled $56.2 million, up from $8.6 million at June 30, 2008, and $32.2 million at March 31, 2009. The largest loan segment of nonaccrual loans continues to be construction, including residential, commercial and multi-family. Nonperforming construction loans represented 52 percent of total non-accruing loans, compared with 56 percent at December 31, 2008. Loans placed on nonaccrual during the quarter totaled $32.1 million. Of these loans, $14.2 million related to real estate construction and development and $6.8 million related to commercial real estate loans. The additions to nonaccrual real estate construction and development loans related primarily to two multi-family projects and one commercial construction project in the Puget Sound area. The increase in nonaccrual commercial real estate loans related primarily to one project in Portland, Oregon. New commercial and industrial nonaccrual loans in the second quarter of 2009 totaled approximately $10.1 million and related to several borrowers.

During the second quarter of 2009, nonaccrual loans were reduced by pay-offs of $2.9 million and charge-offs of $3.5 million. Loans totaling $1.6 million were foreclosed and transferred to other real estate owned and repossessed assets.

“We are somewhat encouraged by signs that the pace of decline in the economy is slowing,” commented Mr. Ballou. “Our level of identified problem assets as of June 30, 2009 was flat with the end of the first quarter. We noted that sales of previously occupied homes rose for the third consecutive month in June, and we have observed an improvement in the sales volume of customer and bank-owned single family homes, condos and lots.”

There can be no assurance the Company will not incur significant additional loan loss provisions or expenses in connection with the ultimate collection of nonaccrual loans or in carrying and developing of foreclosed real estate. Although the Company has never originated or acquired subprime loans nor invested in securities collateralized by subprime loans, the current world financial crisis has affected the Company through reduction in overall real estate values, reduced home sales and construction, increased unemployment and a weakening of national and local economic conditions, including the Company’s primary markets of Washington and Oregon.

Total nonperforming assets (defined as loans on nonaccrual and repossessed assets) were $61.2 million at June 30, 2009, compared with $12.8 million at June 30, 2008 and $37.4 million at March 31, 2009. At June 30, 2009, there were no loans 90 days past due and accruing. As a percentage of total assets, nonperforming assets increased to 10.34 percent at June 30, 2009, compared with 2.42 percent at June 30, 2008 and 6.31 percent at March 31, 2009. The continued increase in nonperforming assets was attributable to continued stress on borrowers and nonperformance, coupled with the extremely weak market for the resale of real estate which hinders the disposition of such assets.

Total noninterest income was $834,000 for the second quarter of 2009, compared with $447,000 for the second quarter of 2008 and $863,000 in the first quarter of 2009. The second quarter of 2008 included securities losses of $432,000. Excluding these losses, second quarter 2008 noninterest revenues were $879,000. In the 2009 periods, the Company has experienced increases in service charges and trust revenues over 2008 levels. International trade fees decreased in 2009 primarily due to a planned reduction in the number of nonresident relationships serviced by our Seattle-based international trade department and wire room.

Noninterest expenses in the second quarter of 2009 were $5.7 million, compared with $6.9 million in the second quarter of 2008 and $5.1 million in the first quarter of 2009. The second quarter of 2008 included $2.0 million of net foreclosed asset expenses. Salaries and employee benefits decreased $558,000, or 22%, in the second quarter of 2009 compared with the second quarter of 2008. The number of full-time equivalent employees at June 30, 2009 was 14% less than the same time a year ago, and reflects management’s efforts to streamline operations and reduce overall employee-related costs, while maintaining or improving customer service. Offsetting the decrease in salaries and employee benefits were higher levels of professional fees related to problem assets and significantly higher FDIC deposit insurance premiums. This increase primarily resulted from an industry-wide increase in assessments as the FDIC replenishes the deposit insurance fund and an industry-wide special assessment in the second quarter.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2008, and other filings with the SEC. We make forward-looking statements in this release related to the Company’s liquidity and ability to manage through the current economic cycle.

INCOME STATEMENT		Quarter Ending		Six Months Ending
	June 30,	June 30,	March 31,	June 30,	June 30,
	2009	2008	2009	2009	2008
Interest income	$ 7,510	$ 8,932	$ 7,765	$ 15,275	$ 18,079
Interest expense	3,674	3,197	3,576	7,250	6,942
Net interest income	3,836	5,735	4,189	8,025	11,137
Provision for credit losses	3,695	13,002	3,505	7,200	13,595
Net interest income after provision
for credit losses	141	(7,267)	684	825	(2,458)
Non-interest income
Service charges on deposit accounts	228	179	230	458	343
Fiduciary income	187	163	226	413	336
International trade fees	20	135	63	83	335
Increase in cash surrender value of bank
owned life insurance	155	154	150	305	306
Securities losses	-	(432)	(11)	(11)	(432)
Other income	244	248	205	449	521
Total non-interest income	834	447	863	1,697	1,409
Non-interest expense
Salaries and employee benefits	1,942	2,500	2,185	4,127	5,007
Net occupancy and equipment expense	618	630	640	1,258	1,247
Data processing and communication	382	231	311	693	446
Professional fees	547	208	570	1,117	471
Federal deposit insurance	504	96	491	995	187
Foreclosed asset expense, net	224	2,036	60	284	1,874
Equity in limited partnerships losses	277	61	48	325	92
Interest rate contracts valuation adjustment	128	89	114	242	317
Other expenses	1,104	1,073	717	1,821	1,893
Total non-interest expense	5,726	6,924	5,136	10,862	11,534

Loss before income tax benefit	(4,751)	(13,744)	(3,589)	(8,340)	(12,583)
Income tax benefit	(1,798)	(5,653)	(1,687)	(3,485)	(5,394)
Net loss	$ (2,953)	$ (8,091)	$ (1,902)	$ (4,855)	$ (7,189)

Loss per share:
Basic and diluted	$ (0.58)	$ (1.60)	$ (0.37)	$ (0.95)	$ (1.42)
Weighted average shares outstanding:
Basic and diluted	5,122,733	5,055,621	5,115,447	5,119,110	5,055,047
Shares outstanding at period end	5,133,945	5,067,379	5,122,608	5,133,945	5,067,379
Number of full-time equivalent employees				111	129

		Quarter Ending		Six Months Ending
	June 30,	June 30,	March 31,	June 30	June 30,
SELECTED AVERAGES	2009	2008	2009	2009	2008
Average loans	$ 414,497	$ 425,731	$ 431,166	$ 422,774	$ 419,319
Average interest-earning assets	551,548	485,386	541,420	546,500	482,449
Total average assets	601,436	534,410	588,357	594,879	530,553
Average deposits	537,822	457,367	522,704	530,304	454,976
Average interest-bearing liabilities	500,427	382,367	475,431	487,997	378,521
Average equity	46,227	57,152	48,691	47,399	56,702

	June 30,	June 30,	March 31,
SELECTED BALANCESHEET ACCOUNTS	2009	2008	2009
Total assets	$ 591,295	$ 530,310	$ 592,805
Securities available for sale	56,705	43,538	62,179
Loans (bank regulatory classification):
Real estate secured:
One to four family residential	34,354	37,130	37,032
Multifamily	4,726	3,937	4,860
Construction	80,465	123,779	82,797
Commercial real estate	176,782	165,445	180,822
Total real estate	296,327	330,291	305,511
Commercial and industrial	100,771	94,468	110,748
Consumer and other	2,835	4,547	2,882
	399,933	429,306	419,141
Deferred loan fees	(722)	(1,119)	(942)
Loans, net of deferred loan fees	399,211	428,187	418,199
Goodwill	1,798	1,798	1,798
Deposits:
Non-interest-bearing demand	48,834	86,984	53,373
Savings and interest-bearing demand	57,358	30,783	29,770
Money market	40,932	78,839	65,153
Certificates of deposits	383,357	268,766	381,041
Total deposits	530,481	465,372	529,337
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	43,436	48,235	47,096

Book value per share	$ 8.46	$ 9.52	$ 9.19
Tangible book value per share	$ 8.11	$ 9.16	$ 8.84

		Quarter Ending		Six Months Ending
	June 30,	June 30,	March 31,	June 30,	June 30,
RATIOS ANNUALIZED	2009	2008	2009	2009	2008
Return on average assets	-1.97%	-6.09%	-1.31%	-1.65%	-2.72%
Return on average equity	-25.62%	-56.94%	-15.84%	-20.66%	-25.50%
Return on average tangible equity	-26.66%	-58.79%	-16.45%	-21.47%	-26.34%
Average equity/average assets	7.69%	10.69%	8.28%	7.97%	10.69%
Yield on interest-earning assets (TE)	5.57%	7.52%	5.92%	5.74%	7.66%
Rate on interest-bearing liabilities	2.94%	3.36%	3.05%	3.00%	3.69%
Net interest spread (TE)	2.63%	4.16%	2.87%	2.74%	3.97%
Net interest margin (TE)	2.89%	4.87%	3.25%	3.07%	4.76%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.

	Quarter Ending		Six Months Ending
	June 30,	June 30,	June 30,	June 30,
ALLOWANCEFOR CREDIT LOSSES	2009	2008	2009	2008
Balance at beginning of period	$ 8,769	$ 6,425	$ 13,994	$ 5,990
Provision for credit losses	3,695	13,002	7,200	13,595
Recoveries	62	15	562	27
Charge-offs	(3,912)	(5,195)	(13,142)	(5,365)
Balance at end of period	$ 8,614	$ 14,247	$ 8,614	$ 14,247
Components
Allowance for loan losses			$ 8,291	$ 14,033
Liability for unfunded credit commitments			323	214
Total allowance for credit losses			$ 8,614	$ 14,247
Allowance for loan losses/total loans			2.08%	3.28%
Allowance for credit losses/total loans			2.16%	3.33%

		June 30,	June 30,	March 31,
NON-PERFORMING ASSETS		2009	2008	2009
Loans on non-accrual status		$ 56,248	$ 8,635	$ 32,167
Other real estate owned		4,822	3,925	5,226
Other foreclosed assets		99	285	-
Total non-performing assets		$ 61,169	$ 12,845	$ 37,393
Total non-performing loans to total loans		14.09%	2.02%	7.69%
Total non-performing assets/total assets		10.34%	2.42%	6.31%
Loans past due greater than 90 days and accruing		$ -	$ 98	$ -